Filed in the Office of	Business Number E0625902014-3
FVAguilar	Filing Number 20233596337
Secretary of State State Of Nevada	Filed On 10/31/2023 9:15:00 AM
	Number of Pages 8

Demint

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775)684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: American Rebel Holdings, Inc. Entity or Nevada Business Identification Number (NVID): NV20141763365
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 10/30/2023 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Convertible Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The rights, preferences, restrictions and other matters relating to the Series A Convertible Preferred Stock are being amended and restated as follows:
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DocuSigned by: *Andy Ross* Signature of Officer Date: 10/30/2023

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
AMERICAN REBEL HOLDINGS, INC.

Establishing the
Voting Powers, Designations, Preferences, Limitations,
Restrictions, and Relative Rights of

Pursuant to NRS 78.195 of the
Laws of the State of Nevada

The rights, preferences, restrictions and other matters relating to the Series A Convertible Preferred Stock are as follows:

Section I. Designation and Amount. There is hereby authorized to be issued out of the authorized and unissued shares of preferred stock of the Company a class of preferred stock designated as the "Series A – Super Voting Convertible Preferred Stock" ("*Series A Preferred Stock*") and the number of shares constituting such class shall be 150,000.

Section II. Voting Rights. Holders of the Series A Preferred Stock shall be entitled to cast one thousand (1,000) votes for each share held of the Series A Preferred Stock on all matters presented to the stockholders of the Company for stockholder vote which shall vote along with holders of the Company's Common Stock on such matters.

Section III. Conversion Rights. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "*Conversion Rights*"):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible into shares of the Company's Common Stock at a rate of 1:500 (1 share of Series A Preferred Stock converts into 500 shares of Common Stock) (the "*Conversion Ratio*"), at the option of the holder thereof, at any time following the following vesting schedule set forth below.

(b) Vesting. For shares of Series A Preferred Stock issued prior to the Effective Date, Twenty percent (20%) of the shares of Series A Preferred Stock held by each Holder shall be convertible, solely at the option of the Holder, on January 1st of each year, commencing on January 1, 2024 and continuing each year thereafter through January 1, 2028; provided however, in the event of a Fundamental Transaction or Change of Control (both as defined below) occurs after the Effective Date and prior to January 1, 2028, then any shares of Series A Preferred Stock that remain unvested as of the Fundamental Transaction or Change of Control date shall be deemed to be fully vested as of such date. For shares of Series A Preferred Stock issued after the Effective Date, the Company's board of directors shall set a vesting schedule for such shares of Series A Preferred Stock at the date of issuance.

i. "*Fundamental Transaction*" means (A) that the Company shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more entities, or (iii) make, or allow one or more entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all entities making or party to, or affiliated with any entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all entities making or party to, or affiliated with any entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more entities whereby all such entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the entities making or party to, or affiliated with any entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, allow any entity individually or the entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such entities as of the Effective Date calculated as if any shares of Common Stock held by all such entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the

stockholders of the Company or (C) directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction

ii. "*Change of Control*" means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its subsidiaries.

(c) Adjustment for Stock Splits. If the Company shall at any time or from time to time after the Effective Date effect a forward stock split of the outstanding Common Stock, the Conversion Ratio then in effect immediately before that subdivision shall be proportionately increased. If the Company shall at any time or from time to time after the Effective Date effect a reverse stock split of the outstanding shares of Common Stock, the Conversion Ratio then in effect immediately before the combination shall remain unchanged and fixed. Any adjustment under this paragraph shall become effective at the close of business on the date the forward stock split or reverse stock split becomes effective.

(d) Rights to Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Effective Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other property, then the Holders of the Series A Preferred Stock shall be entitled to receive such dividend or other distribution, *pari passu* with the holders of the Common Stock of the Company.

(e) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon

such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(f) Adjustment for Merger or Reorganization, Etc. In case of any consolidation or merger of the Company with or into another company or the sale of all or substantially all of the assets of the Company to another company, each share of Series A Preferred Stock, if any, remaining outstanding after such consolidation, merger or sale shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment shall be made in the application of the provisions in this Section III set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section III (including provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly equivalent a manner as may be practicable as before the consolidation or merger. If any event occurs of the type contemplated by the provisions of this Section III but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate adjustment to the Conversion Ratio so as to protect the rights of the holders of the Series A Preferred Stock.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section III, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the Series A Preferred Stock.

(h) Liquidation, Dissolution, Winding-Up. In the event of any Liquidation (as defined below) of the Company, the Holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution therefrom, *pari passu* with the holders of the Common Stock of the Company. "*Liquidation*" means any of the following: (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) filing for bankruptcy pursuant to applicable federal and/or state laws, (iii) any actions that directly and/or indirectly may be reasonably construed as steps in taking the Company private, including, but not limited to, failure to file SEC Reports required by applicable SEC rules and regulations in a timely

fashion, the filing of a Form 15, the Common Stock no longer is eligible for quotation on the Nasdaq Capital Market or similar stock exchange, the Company's Board of Directors and/or stockholders meeting and/or through resolutions, adopts or calls a meeting authorizing the Company to undertake any of the above such actions, or (iv) any Fundamental Transaction.

(i) Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the shares of Series A Preferred Stock, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(j) No Impairment. This Company will not, by amendment of its Articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series A Preferred Stock against impairment.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series A Preferred Stock, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company's Articles of incorporation.

(l) Issuance of Replacement Certificates. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.

(m) Notice. Any notice required by the provisions of this section to be given to the holders of Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

Section IV. Redemption Rights. The Series A Preferred Stock is not redeemable by the Company.

Section V. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of the Series A Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding shares of such Series A Preferred Stock:

(a) enter into a Fundamental Transaction;

(b) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

(c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock;

(d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock; or

(e) amend the Company's Articles of Incorporation or Bylaws.

Section VI. Other Rights. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Series A Preferred Stock, including by way of illustration but not limitation, those concerning dividend, ranking, other conversion, other redemption, participation, or anti-dilution rights or preferences.

Section VII. Definitions. As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

"*Articles of Incorporation*" means the Company's articles of incorporation, as amended and as in effect on the Effective Date.

"*Bylaws*" means the Company's bylaws, as amended and as in effect on the Effective Date.

"*Change of Control*" has the meaning ascribed to it in Section III (b)(ii) hereof.

"*Common Stock*" means any and all shares of the Company's $0.001 par value common stock.

"*Company*" means American Rebel Holdings, Inc., a Nevada corporation, and its successors.

"*Conversion Ratio*" has the meaning ascribed to it in Section III(a) hereof.

"*Conversion Rights*" has the meaning ascribed to it in Section III hereof.

"*Effective Date*" shall be Effective Date shall be October 31, 2023.

"*Fundamental Transaction*" has the meaning ascribed to it in Section III (b)(i) hereof.

"*Holder*" means a holder of a share or shares of Series A Preferred Stock as reflected in the stock books of the Company.

"*Liquidation*" has the meaning ascribed to it in Section III(h) hereof.

"*Series A Preferred Stock*" has the meaning ascribed to it in Section I hereof.

In WITNESS WHEREOF, the undersigned hereby declares and certifies that this Amended and Restated Certificate of Designation is executed on behalf of the Company as of this 30th day of October, 2023.

Company:
AMERICAN REBEL HOLDINGS, INC.

DocuSigned by:
By: Andy Ross
Charles A. Ross, Jr., CEO